EXHIBIT 10.5
Americold Realty Trust Letterhead
10 Glenlake Parkway
Suite 600
Atlanta, GA 30328

May 11, 2018

Marc Smernoff
13416 Hipworth Rd
Milton, GA 30004
Dear Marc,
I am pleased to formalize in writing the details of our discussion related to your base salary, the terms and conditions of your relocation package and a one-time bonus that Americold will provide pursuant to your family’s move to Atlanta. Below are the provisions you discussed:

•	Effective May 14, 2018, your base salary will be increased to $525,000 annually.

•
You will be eligible for relocation of your household goods from your current residence in Los Angeles, CA to your home in the greater Atlanta, GA area. You will be required to sign the Company’s Relocation Repayment Agreement (see Attachment A) and to comply with the terms and conditions outlined in the policy specific to household goods.

•
Upon the official relocation of your family to the Atlanta, GA area, which we understand will be prior to August 6, 2018, you will receive a one-time bonus payment of $100,000. The bonus will be paid as a lump sum, minus applicable taxes and deductions. Once your move is complete, you will notify Andrea Darweesh, Chief Human Resources Officer. At that time, in the event your family does not remain in Atlanta, GA, the following terms will apply for payback of the one-time bonus:

◦	If your family does not remain in Atlanta, GA for at least one (1) year from your move date, 100% of the one-time bonus must be repaid to the Company;

◦	If your family remains in Atlanta, GA for more than one (1) year, but less than two (2) years from your move date, 50% of the one-time bonus must be repaid to the Company.

Except as described above, the terms and conditions in your Employment Agreement with the Company will remain “as is”.

Marc, we are excited about the opportunities ahead and l look forward to working with you.

Kind regards,

/s/ Fred Boehler
President & CEO

CC: Andrea Darweesh

Please sign below to confirm your understanding and acceptance of the above terms and conditions Return one copy to HR and maintain one copy for your records.
Signature:	/s/ Marc Smernoff	Date:	5/14/18

Attachment A

RELOCATION REPAYMENT AGREEMENT

Approval (To be approved prior to offering relocation benefits)
Human Resources Date

Release

I, ____Marc Smernoff ____, acknowledge that, as a condition of my employment or career development, I am being relocated at the expense of Americold.

I further acknowledge and agree that if I terminate my employment voluntarily or am terminated due to poor performance or misconduct before 24 months have elapsed from the date of my 2018 relocation, I will reimburse Americold, for any and all grossed up expenses related to my relocation as per the following schedule.

PERCENTAGE OF RELOCATION BENEFITS
MONTHS SINCE RELOCATION TO BE REIMBURSED TO THE COMPANY
     0 to 12 Months 100%
    13 to 18 Months 75%
   19 to 24 Months 25%

I authorize the Company to withhold the maximum amount permitted by law from payment of any and all monies due me in the nature of wages, reimbursable expenses, and any other payments to satisfy the obligation. I agree that if the foregoing withholding is insufficient to meet my obligation to the company, any balance will become due immediately and payable without notice or demand. I agree to pay all attorney fees associated with the Company’s obtaining legal satisfaction on this matter. I further acknowledge that I have read the Company’s Relocation Policy in its entirety and have been advised in writing of contact names and numbers should I have any questions regarding the provisions of this policy.

__Marc Smernoff ____________ __                     _____/s/ Marc Smernoff______5/14/2018_
Name (please print) Signature & Date

____________________________________
Associate Number